Exhibit 10.3

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is entered into this 28 day of June, 2007 by and between the Federal Reserve Bank of Philadelphia (the “Reserve Bank”) and Commerce Bancorp, Inc., Cherry Hill, New Jersey (“Commerce”), a registered bank holding company.

WHEREAS, the parties hereto have agreed to enter into this MOU in recognition and in mutual understanding of their common goals to ensure that certain actual or apparent conflicts of interest and unsafe and unsound practices at Commerce or its subsidiary banks do not occur in the future.

NOW, THEREFORE, the parties mutually agree as follows:

1.	Compliance with Consent Order
Commerce’s Board of Directors shall take all actions that are necessary to ensure that Commerce Bank, N.A. (the “Bank”) complies fully with the Consent Order between the Bank and the Office of the Comptroller of the Currency (“OCC”) entered into on June 28, 2007.

2.	Corporate-wide Policies and Procedures
Commerce’s Board of Directors shall take all actions that are necessary to ensure that all corporate-wide policies and procedures that address Real Estate Related Activities and Insider-Related Party transactions are consistent with the Consent Order between the Bank and the OCC entered into on June 28, 2007.

3.	Transactions on Behalf of the Bank
a.
Commerce’s Board of Directors shall take all actions to ensure that Commerce does not conduct Insider-Related Party transactions on behalf of the Bank or enter into any employment contracts or agreements with any Insider-Related Party that, if conducted or entered into by the Bank, would be subject to the provisions of Articles I or II of the Consent Order between the Bank and the OCC entered into on June 28, 2007 without conducting, entering into, and reporting on such transactions consistent with the provisions of Articles I or II.

b.
Commerce’s Board of Directors shall take all actions to ensure that Commerce does not conduct Real Estate Related Activity on behalf of the Bank that, if conducted by the Bank, would be subject to the provisions of Article III of the Consent Order between the Bank and the OCC entered into on June 28, 2007 without conducting such activity consistent with the provisions of Article III.

4.	Cooperation with Investigative Service
Commerce’s Board of Directors shall take all actions to ensure that Commerce’s directors, officers, and employees fully cooperate with the Investigative Service required by Article I of the Consent Order between the Bank and the OCC entered into on June 28, 2007.

5.	Management Plan
Within ten (10) days of the effective date of this MOU, Commerce’s Board of Directors (the “Board”) shall submit a proposed Management Plan to the Reserve Bank. The Management Plan shall include:

a.	The steps the Board shall take to address necessary or desirable changes to Commerce’s management structure
b.	The steps the Board shall take to address necessary or desirable changes to the composition and membership of the Board and Board committees
c.	Specific timeframes to accomplish each such step

Commerce’s Board of Directors shall not make any changes or modifications to the Management Plan without first submitting the proposed changes to the Reserve Bank.

6.	Reporting
a.
Within ten (10) days of submission to the OCC, Commerce shall submit to the Reserve Bank a copy of the submissions and/or reports required under Articles I, II, III, IV, and V of the Consent Order between the Bank and the OCC entered into on June 28, 2007.

b.
Within forty-five (45) days after the end of each calendar quarter, starting with the calendar quarter ending September 30, 2007, Commerce shall submit to the Reserve Bank a list of all Insider and Insider-Related Party transactions and Real Estate Related Activities conducted by Commerce on behalf of the Bank in the calendar quarter.

7.	Resolutions
Within ten (10) days after the date of this MOU, Commerce shall submit to the Reserve Bank a copy of a resolution certified by the Secretary of Commerce’s Board of Directors as true, correct, and in full force and effect, stating that “The Board of Directors has received and reviewed a copy of this MOU and, at a duly constituted meeting, has adopted a resolution on behalf of Commerce, its directors, officers, agents, and employees, authorizing Commerce to enter into this MOU and specifically consenting to the terms of the MOU.”

8.	Notices
a.	All written communication to the Reserve Bank regarding this MOU shall be addressed and sent to:

Ms. Cynthia L. Course
Assistant Vice President
Federal Reserve Bank of Philadelphia
Ten Independence Mall
Philadelphia, PA 19106

b.	All written communication to Commerce regarding this MOU shall be addressed and sent to:

Douglas F. Pauls
Chief Financial Officer
Commerce Bancorp, Inc.
Commerce Atrium
1701 Rt. 70 East
Cherry Hill, NJ 08034-5400

9.	Miscellaneous
a.	The Reserve Bank may, at its discretion, grant written extensions of time to Commerce to comply with any provision of this MOU.

b.
Each provision of this MOU shall remain in effect and enforceable until stayed, modified, terminated, suspended, or set aside by the Reserve Bank.  The continuing need for this MOU shall be reviewed and determined by the Reserve Bank upon receipt of any written request submitted by Commerce.

c.
The parties expressly understand that, although the Board of Directors have agreed to submit certain documents to the Reserve Bank for review, the Board of Directors has the ultimate responsibility for the proper and sound management of the organization.

d.	The headings contained herein are for ease of reference only and will not be deemed to affect the meaning or interpretation of this MOU.

e.
The provisions of this MOU shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank or any other federal or state agency from taking any other action affecting Commerce or any of its current or former institution-affiliated parties and their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this MOU to be executed as of the 28 day of June, 2007.

Federal Reserve Bank	Commerce Bancorp, Inc.
of Philadelphia

By:______________________	By: _______________________
Michael E. Collins, SVP	Douglas J. Pauls, CFO

THE UNDERSIGNED DIRECTORS OF COMMERCE EACH ACKNOWLEDGE HAVING READ THE FOREGOING MOU AND APPROVING OF THE CONSENT THERETO BY COMMERCE.

___________________________	___________________________
Jack R. Bershad	Joseph Buckelew

___________________________	___________________________
Donald T. DiFrancesco	Nicholas A. Giordano

___________________________	___________________________
Morton N. Kerr	Steven M. Lewis

___________________________	___________________________
John K. Lloyd	George E. Norcross, III

___________________________	___________________________
Daniel J. Ragone	William A. Schwartz, Jr.

___________________________	___________________________
Joseph T. Tarquini, Jr.	Joseph S. Vassalluzzo